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                                                                      EXHIBIT 12


Dear Maine Citizens,

         You may have heard about our company recently. We're Brunswick Technologies, Inc. ("BTI"), a world leader and manufacturer of innovative composite products. Our company remains headquartered in Maine after being founded here over a decade ago.

         BTI is proud of its history and leadership role in developing this industry for Maine, and helping our state to become the "Silicon Valley" for composites. We have forged research and financial partnerships with the University of Maine and our technical colleges as well as Maine Science & Technology Foundation, Maine Composites Alliance and the Maine Technology Institute. Maine recognized our contribution to the state by honoring BTI with the International Innovator of the Year award in 1999.

         In April, BTI became the target of a hostile takeover attempt by Vetrotex CertainTeed Corporation, and its multi-billion dollar foreign parent, Compagnie de Saint-Gobain.

         There is a Maine law, which protects public companies in our state from hostile takeovers. Because of a loophole in that law, a corporate raider can launch a hostile takeover and then quickly call a special meeting of shareholders to oust the current board. If this tactic is successful, then the new board, handpicked by the raider approves the takeover thereby circumventing the intended effects of this Maine statute. That's exactly what's happening to BTI.

         There is an opportunity for the Maine Legislature to correct this unfair loophole immediately by supporting LD 2693 when it reconvenes this Thursday, May 11th.

         There are many reasons why this bill will make a positive difference for Maine and BTI.

         LD 2693 SIMPLY ALLOWS BTI'S BOARD OF DIRECTORS' REASONABLE TIME TO EVALUATE THIS OFFER ADEQUATELY AS WELL AS TO CONSIDER OTHER STRATEGIC ALTERNATIVES IN ORDER TO PROTECT THE INTERESTS OF ALL STAKEHOLDERS.

         Unfortunately Saint-Gobain has not revealed its specific intentions or provided concrete terms of its offer despite BTI's repeated requests for this information. Our board of directors and all our stakeholders deserve to know.

         What is at risk here is more than just the fate of a local company - it's economic development, jobs and Maine's leadership in this emerging composites industry.

         The legislative battle is not over and your help is needed now.

         HOW CAN YOU HELP? PLEASE VOICE YOUR SUPPORT TODAY FOR LD 2693 AND CALL YOUR LOCAL STATE SENATOR TOLL FREE AT 1-800-423-6900 AND STATE REPRESENTATIVE AT 1-800-423-2900.





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         On behalf of BTI employees, management and shareholders, thank you for your support.

         Sincerely,

         /s/ Martin S. Grimnes

         Martin S. Grimnes
         Chairman and Chief Executive Officer